Exhibit 10.38

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made by and between Hans P. Hull ("Executive") and Avalanche Biotechnologies, Inc. (the "Company") (collectively referred to as the "Parties" or individually referred to as a “Party”), effective as of the eighth day following Executive’s signature of this Agreement without revocation (the “Effective Date”).

RECITALS

WHEREAS, Executive was employed by the Company as Senior Vice President, Business Operations;

WHEREAS, Executive and the Company entered into a Change in Control and Severance Agreement dated November 5, 2014, as amended effective August 21, 2015 (“CiC Agreement”);

WHEREAS, Executive resigned his employment, his position as Senior Vice President, Business Operations of the Company and all other positions he may hold as an officer or director of any Company subsidiaries February 12, 2016 “Resignation Date”), and the Company accepted Executive’s resignation;

WHEREAS, the Parties agree that Executive’s resignation shall be deemed a Covered Termination as defined in the CiC Agreement;

WHEREAS, the Company wishes to receive Executive’s continued cooperation and consulting services following the Resignation Date, and Executive is willing to provide such services on the terms set forth herein and in the Consulting Agreement attached as Exhibit A hereto; and

WHEREAS, the Parties wish to confirm their respective rights and obligations and to resolve any and all claims or disputes arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Consideration.  Contingent upon Executive’s execution of this Agreement no earlier than the Resignation Date, and this Agreement becoming effective, the Company shall provide Executive with the following payments and benefits.

a.Severance Payment.  The Company shall pay to Executive twelve (12) months of Executive’s salary at the base salary rate in effect as of the Resignation Date (the “Severance Payments”).   Severance Payments will be paid to Executive in accordance with the Company’s regular payroll practices, less all applicable tax withholding, beginning the later of (i) the first payroll period following the Resignation Date or (ii) the first payroll period following the Effective Date. In addition to the foregoing Severance Payment, Company

29853899.1

SV\1702798.1

shall also pay to Executive his 2015 performance bonus, in a lump sum, less any normal withholding, within 7 days following Executive’s signature of this agreement without revocation.

b.COBRA.  Provided that Executive timely elects to receive continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive the monthly premium for continuation of Executive’s coverage for the lesser of (i) twelve (12) months, (ii) until Executive and his dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).

c.Equity Awards.  The Company granted Executive options to purchase an aggregate of 165,200 shares of common stock (the “Options”) and 125,590 restricted stock units (the “RSUs”) (together, the “Equity Awards”).  On the Resignation Date, each outstanding, unvested Equity Award shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase shall immediately lapse, in each case, with respect to that number of shares that would have vested and, if applicable, become exercisable in the twelve (12) months immediately following Executive’s resignation had Executive’s employment continued during such twelve (12)-month period.   Thereafter, any outstanding Options and RSUs shall continue to vest, and any forfeiture restrictions or rights of repurchase shall continue to lapse, through the earlier of (a) the last date of the Consulting Period, as defined in Section 1.d, below, and (b) the date of the termination of that Consulting Agreement between the Company and Executive (the “Consulting Agreement”), dated as of the date hereof and attached as Exhibit A hereto (such earlier date, the “Vesting Termination Date”).  All shares of the Options and RSUs unvested as of the Vesting Termination Date shall be cancelled.  Except as set forth herein, the Executive’s rights with respect to the Options and RSUs are as set forth in the applicable equity plan, notices of grant and stock option or RSU agreements (together, the “Equity Award Agreements”).

d.

Consulting Period.  From the Resignation Date through February 11, 2017 (the “Consulting Period”), Executive will serve the Company as an independent contractor and will provide services to the Company on an as-requested basis pursuant to the terms of the Consulting Agreement.

2.Benefits.  Subject to Executive’s right to continue health insurance under COBRA, Executive’s participation in all benefits and incidents of employment shall cease as of the Resignation Date.

3.Payment of Wages and Expenses.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, reimbursable expenses, commissions, and any and all other benefits and compensation due to Executive.  Executive understands and agrees that, except as set forth in this Agreement, he is neither entitled to nor shall he receive additional payments or benefits from the Company.

29853899.1 Page 2 of 10

4.Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

b.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

c.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002, except as prohibited by law; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

29853899.1 Page 3 of 10

h.any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims or rights under this Agreement and the Consulting Agreement; claims cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes Executive’s right to indemnity under California Labor Code section 2802) and Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or California Department of Fair Employment and Housing claims of discrimination, harassment, retaliation or failure to accommodate; provided, however, that Executive does release his right to obtain damages for any such claims; and Executive’s right to communicate or cooperate with any government agency.

5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to  Shirley Braun, Vice President, Human  Resources, in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  To revoke his acceptance of this Agreement, Executive must contact Shirley Braun, by email at shirley.braun@avalanchebiotech.com no later than 5 p.m. on the 7th day following Executive’s signature of this Agreement.

6.California Civil Code Section 1542.  Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

29853899.1 Page 4 of 10

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against Company or any of the other Releasees.  Executive represents that he is not aware of any injury for which he is eligible to receive workers’ compensation benefits as to which he has not already filed a workers’ compensation claim.

8.Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of the Employee Confidentiality and Invention Assignment Agreement  (the “Confidentiality Agreement”) signed by Executive in conjunction with his employment.  Executive’s signature below constitutes his certification that he has returned all documents and property provided to Executive by the Company, including but not limited to his Company issued laptop and other electronic and/or storage devices, all office files and all electronic files.  Company electronic files stored on any of Executive’s personal storage devices shall be archived by Executive on the Company’s network and deleted from all personal devices.  The Company-issued laptop and all other Company-issued electronic and/or storage devices shall be returned with all files intact.

9.No Cooperation.  Executive agrees not to deliberately act in any manner that might damage the business or reputation of the Company.  Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of his receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.  Nothing in this Section 9 intended to or shall limit Executive’s right to communicate or cooperate with any government agency.

10.Executive’s Cooperation with Company.  Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.  In the event the Company requires Executive’s cooperation in accordance with this Section 10, the Company shall reimburse Executive for reasonable out-of-pocket expenses

29853899.1 Page 5 of 10

(including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

11.No Defamation, Libel or Slander; Non -Interference.  Executive agrees to refrain from (a) any defamation, libel, or slander of any of the Releasees, and (b) any interference with the contracts and relationships of the Company. The Company’s Board of Directors and its executive officers shall refrain from any defamation, libel, or slander of the Executive.

12.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13.Arbitration.  The Parties agree that any and all disputes arising out of the terms of this agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in San Jose, California, before the Judicial Arbitration and Mediation Service (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”).  The arbitrator may grant injunctions and other relief in such disputes.  The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction.  To the extent that the JAMS rules conflict with California law, California law shall take precedence.  The decision of the arbitrator shall be final, conclusive, and binding on the Parties.  The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The arbitrator shall award attorneys’ fees and costs to the prevailing Party, except as prohibited by law.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, this section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this agreement and the agreements incorporated herein by reference.

14.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement.  Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.Section 409A.

a. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such

29853899.1 Page 6 of 10

regulations or other such guidance that may be issued after the Effective Date (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or to preserve the economic benefits of such compensation and benefits, including actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 16 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.  To the extent that compensation or benefits payable under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, and are designated under this Agreement as payable upon (or within a specified time following) the Executive’s termination of employment, such compensation or benefits shall be payable only upon (or, as applicable, within the specified time following) the Executive’s “separation from service” from Company (within the meaning of Section 409A).  For purposes of Section 409A, any right to a series of installment payments pursuant to this Agreement, including without limitation any COBRA Severance, will be considered as a right to a series of separate payments.

b.To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

16.Mutual Indemnification.

a.Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding that may be commenced, prosecuted, or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, direct or

29853899.1 Page 7 of 10

indirect, contrary to the provisions of this Agreement.  Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

b.Company agrees to indemnify and hold harmless Executive from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Executive arising out of the breach of this Agreement by the Company, or from any false representation made herein by the Company, or from any false representation made herein by the Company, or from any action or proceeding that may be commenced, prosecuted, or threatened by the Company or its representatives, including its Board of Directors or for Company’s benefit, upon the Company’s initiative, direct or indirect, contrary to the provisions of this Agreement.

17.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.No Representations.  Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by Company that are not specifically set forth in this Agreement.

19.Severability.  In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20.Entire Agreement.  This Agreement represents the entire agreement and understanding between Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with Company, with the exception of the Confidentiality Agreement and Equity Award Agreements.

21.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

22.Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

29853899.1 Page 8 of 10

23.Counterparts.  This Agreement may be executed in counterparts and by facsimile or pdf copy and each counterpart and facsimile or pdf copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releases.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

HANS P. HULL

Dated:  2/12/2016

/s/ Hans P. Hull
Hans P. Hull

AVALANCHE BIOTECHNOLOGIES, INC.

Dated 2/12/2016

/s/ Paul B. Cleveland
Paul B. Cleveland
Chief Executive Officer

AAVL Legal: /s/ Jennifer Cheng

29853899.1 Page 9 of 10

Exhibit A

CONSULTING AGREEMENT

29853899.1 Page 10 of 10